Exhibit 10.12

RIG SALE AGREEMENT

This Rig Sale Agreement (the “Agreement”) is entered into as of the 13th day of May, 2005 by and between Transocean Offshore Deepwater Drilling Inc., a Delaware corporation (“Seller”), and Hercules Offshore LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Seller is the owner of the Rig (as defined below) currently located at Ajman Port, United Arab Emirates; and

WHEREAS, Buyer wishes to purchase, and Seller wishes to sell, the Rig on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, Buyer and Seller hereby agree as follows:

1.	DEFINITIONS

1.1.	The following terms shall have the meaning ascribed thereto when used throughout this Agreement and the Exhibits hereto:

(a)	“Affiliate” shall mean with respect to one of the parties hereto, any other company or legal entity which (i) is controlled by such party, (ii) controls such party, or (iii) is under common control as such party. As used in the preceding sentence, “control” shall mean the right or ability, through the ownership of equity interests or otherwise, to control more than fifty percent (50%) of the voting rights of a company or entity.

(b)	“Business Day” shall mean a day on which banks are open for business in New York and the Panama ship registry is open for business.

(c)	“Certificate of Acceptance” shall mean the Certificate of Acceptance of Delivery in the form of Exhibit “A” to be delivered at the Closing in respect of the Rig.

(d)	“Closing” shall mean the consummation of the purchase and sale of the Rig.

(e)	“Closing Date” shall mean the date of the Closing with respect to the Rig in accordance with Article 7.1, provided that it shall be a Business Day.

(f)	“Closing Time” shall mean the day and time specified on the Certificate of Acceptance.

(g)	“Lien” shall mean a lien, mortgage, security interest, pledge or other charge or encumbrance.

(h)	“Permitted Lien” shall mean Liens (including Liens for Taxes (as defined below), inchoate mechanic and materialmen Liens for construction in progress, workers’ or unemployment compensation Liens and other Liens under the social security laws or regulations arising in the ordinary course of business and inchoate workmen, maritime, repairmen, warehousemen, customer, employee and carriers Liens arising in the ordinary course of business) with respect to obligations or claims which are either not delinquent or are being contested in good faith and which are not material in amount and would not interfere with the ownership, operation or financing of the Rig by Buyer.

(i)	“Rig” shall mean that certain jackup known as the Transocean Jupiter being of Panamanian registry, Patente No. 1922690F, together with the items identified on Schedule A hereto and any other machinery, engines, equipment, anchors, cable, pumps, supplies, tools, stores, furniture, and electrical, mechanical, chemical, hydraulic and other systems actually located thereon, incorporated therein or attached thereto as of the date hereof, as well as the spud cans belonging to the Rig currently located onshore at Ajman Port (the “Shore-Based Items”). The Rig shall not include (i) any other item which is not expressly described above, (ii) any form of business management and preventive maintenance software or any other software the license to which does not allow transfer without the licensor’s consent, or (iii) equipment that belongs to a third party which is identified on Schedule A-1 attached hereto.

(j)	“Tax” means any tax, fee, levy, duty or charge, including income, capital gains, sales, value added, transfer, customs, stamp, registration and any other tax, fee, levy, duty or charge, that is assessed by any country or any other governmental authority and any fines, penalties or interest with respect to the foregoing tax, fee, levy, duty or charge.

2.	SALE AND PURCHASE

Seller hereby agrees to sell the Rig to Buyer, and Buyer hereby agrees to purchase the Rig from Seller, upon the terms and conditions set forth in this Agreement.

3.	CONSIDERATION

3.1.	Sale Price. Subject to the terms hereof, the aggregate purchase price (the “Sale Price”) to be paid by Buyer to Seller for the Rig is Twenty Million United States Dollars (US$ 20,000,000).

3.2.	Deposit. Within three (3) Business Days of the execution of this Agreement, Buyer shall pay to the account of Seller a deposit of Two Million United States Dollars (US$ 2,000,000) (the

“Deposit”). If Buyer fails to purchase the Rig (other than pursuant to a valid Rejection under Article 5.3) and, as a result of such failure, Buyer is in breach of this Agreement, Seller shall be entitled, without prejudice to any rights of Seller hereunder, to retain the Deposit plus interest and apply any portion thereof against any damages to which Seller may be entitled. If Seller reasonably believes that such a breach may have occurred, the Deposit may be so retained without cost or liability until such time as all such damages may be agreed to or determined by a final, binding judgment, after which Seller shall apply the Deposit against such damages and then return the remaining portion of the Deposit, if any, to Buyer. Seller shall also be entitled to retain that portion of the Deposit described in Article 5.3. In the event Seller is not entitled to retain the Deposit as contemplated under this Agreement, Seller shall promptly refund the Deposit in whole or in part, as the case may be, plus interest, if any, actually accrued on the portion being refunded (but, in any case, less any applicable withholding taxes on the interest being transferred to Buyer, if any), to Buyer. Seller shall not be obligated to invest the Deposit in an interest bearing account. Notwithstanding anything to the contrary set forth herein and regardless of any breach or alleged breach of this Agreement by Buyer, in the event of a valid Rejection pursuant to Article 5.3, Seller shall pay the Refundable Portion of the Deposit to Buyer as specified in Article 5.3.

3.3.	Closing Payment. At Closing and subject to any applicable Sale Price reduction pursuant to Article 10 and the other provisions of this Agreement, (i) Buyer shall pay Eighteen Million United States Dollars (US$ 18,000,000) (“Closing Payment”), and (ii) Seller shall retain the Deposit to be applied towards the Sale Price.

3.4.	Wire Instructions. All payments to Seller hereunder are to be made in US Dollars in immediately available funds wired to the following bank account:

Account Name:	Transocean Offshore Deepwater Drilling Inc.
Bank:	Wells Fargo NA
ABA Code:	121000248
Account Code:	4806999975

4.	REPRESENTATIONS AND WARRANTIES

4.1.	Disclaimer of Other Warranties. Except as may be otherwise expressly stated in Article 4.3 below, Buyer hereby acknowledges that the sale and purchase of the Rig is on an “AS IS, WHERE IS” basis, with all faults accepted by Buyer, and that this sale and purchase of the Rig is WITHOUT ANY REPRESENTATION, WARRANTY, GUARANTY OR CONDITION, EXPRESSED OR IMPLIED, BY SELLER, AND THAT SELLER DOES NOT MAKE ANY WARRANTY, GUARANTY, OR REPRESENTATION OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH REGARD TO THE RIG, INCLUDING, BUT NOT LIMITED TO AS TO SEAWORTHINESS, VALUE, DESIGN, OPERATION, MERCHANTABILITY, FITNESS FOR USE OR PARTICULAR PURPOSE OF THE RIG OR AS TO THE ELIGIBILITY OF THE RIG FOR ANY PARTICULAR TRADE, AND BUYER HEREBY WAIVES AS

AGAINST SELLER AND ITS AFFILIATES ALL WARRANTIES OR REMEDIES OR LIABILITIES WITH RESPECT TO SUCH WARRANTIES, ARISING BY LAW OR OTHERWISE WITH RESPECT TO THE RIG. As between Seller and Buyer, the execution by Buyer of the Certificate of Acceptance shall be conclusive proof that the Rig is in full and complete compliance with all requirements of this Agreement other than as stated in Article 4.3.

4.2.	Buyer hereby represents, covenants and warrants to Seller the following:

(a)	All necessary corporate action has been taken duly to authorize the transactions contemplated by this Agreement, including without limitation, approval by Buyer’s Managers;

(b)	Buyer is duly formed and validly existing under the laws of its country of incorporation and has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)	The execution or delivery of this Agreement and completion of all transactions contemplated hereby, will not either now, or after notice or lapse of time, or both:

1.	conflict with, violate, result in a breach or right of termination or acceleration under or require any consent or authorization under any of the terms, conditions or provisions of any mortgage, indenture, agreement, loan, guarantee, note, bond, permit, license, lease, grant, patent, or other undertaking or authorization, written or oral, to or by which Buyer is a party or is bound;

2.	conflict with, result in a breach of or require any consent under any of the terms, conditions or provisions of Buyer’s certificate of incorporation, bylaws or equivalent governing instruments; or

3.	result in a violation by Buyer of any judgment, decree, order (including an executive order), award, writ, injunction or decree applicable to, or binding upon, Buyer;

(d)	Except for Bassoe Offshore, and any fees owed thereto, which shall be the sole responsibility of Buyer, Buyer has not, directly or indirectly, employed any broker, finder or intermediary that might be entitled to an brokerage, finders’ or similar fee or commission in connection with the transactions contemplated by this Agreement; and

(e)	Buyer acknowledges that the Rig is not in operational condition and, without limiting the generality or application of Article 4.1, no representations or warranties are being made hereunder by Seller with respect to the condition, capability or any classification or certification of the Rig except to the extent expressly set forth in Article 4.3.

4.3.	Seller hereby represents, covenants and warrants to Buyer the following:

(a)	Seller is the legal and beneficial owner of the Rig;

(b)	On Closing, the Rig will be free of Liens other than Permitted Liens;

(c)	All necessary corporate action has, or by Closing will have, been duly taken to authorize the transactions contemplated by this Agreement including without limitation the approval by the board of directors of Seller;

(d)	Seller is duly incorporated and validly existing under the laws of its country of incorporation and has full legal right, power and authority to enter into this Agreement, and to perform its obligations hereunder;

(e)	Seller has not, directly or indirectly, employed any broker, finder or intermediary that might be entitled to an brokerage, finders’ or similar fee or commission in connection with the transactions contemplated by this Agreement; and

(f)	The execution or delivery of this Agreement and completion of all transactions contemplated hereby, will not either now, or after notice or lapse of time, or both:

1.	conflict with, violate, result in a breach or right of termination or acceleration under or require any consent or authorization under any of the terms, conditions or provisions of any mortgage, indenture, agreement, loan, guarantee, note, bond, permit, license, lease, grant, patent, or other undertaking or authorization, written or oral, to or by which Seller is a party or is bound;

2.	conflict with, result in a breach of or require any consent under any of the terms, conditions or provisions of Seller’s certificate of incorporation, bylaws or equivalent governing instruments; or

3.	result in a violation by Seller of any judgment, decree, order (including an executive order), award, writ, injunction or decree applicable to, or binding upon, Seller.

5.	CERTAIN COVENANTS

5.1.	Condition of Rig for Purposes of Closing. Seller agrees that, solely for purposes of determining whether Buyer shall have the obligation to close, the Rig is to be, at the Closing Time, (i) jacked-up in the same manner as at the Re-inspection (as defined in Article 5.3 below), (ii) in substantially the same overall condition as at the time of the Re-inspection fair wear and tear excepted and subject to De Minimis Damage (as defined in Article 10.2(b) below) and the other provisions of Article 10 (“Re-inspection Condition”), and (iii) comprised of the jackup and the other items described in the definition of “Rig” herein (collectively, such items are referred to herein as the “Required Components”). If Buyer fails to notify Seller prior to the Closing Time that the Rig is not in such Re-inspection Condition and/or does not have the Required Components, the Rig will at the Closing Time for all purposes of this Agreement be conclusively presumed to be in Re-inspection Condition and to have all of the Required Components and all other items required hereunder and Buyer shall have no further rights hereunder in connection with the actual condition or composition of the Rig. Buyer shall have the right to have a representative on board the Rig three (3) days prior to the Closing to confirm that the Rig is in the Re-inspection Condition and that the Required Components are present. Buyer shall provide notice to Seller prior to the Closing in the event Buyer believes that the Rig is not in the Re-inspection Condition or that the Required Components are not present. Any notice given in accordance with this Article 5.1 shall specifically list the deficiencies claimed by Buyer and must be subject to reasonable verification by Seller (with any actual deficiencies referred to herein as “Deficiencies”). In the event Buyer notifies Seller of Deficiencies, such Deficiencies shall be subject to the provisions of Article 10.2. Under no circumstances shall Seller be liable or obligated after the Closing Time to Buyer with regard to the physical condition or the composition of the Rig as a result of this Agreement, and Buyer hereby agrees that all rights it may otherwise have in connection therewith shall be automatically and irrevocably waived from and after Closing without any further act of Buyer or Seller.

5.2.	MARAD. Seller and Buyer shall take all actions necessary to obtain the approval of the U.S. Maritime Administration (“MARAD”) for the purchase of the Rig, including without limitation the provision of any pertinent information or documentation requested by MARAD, the execution by Buyer of the required MARAD contract, the provision by Buyer of required corporate documents and legal opinions and the provision by Buyer of any bond or similar security required by MARAD (collectively referred to as the “MARAD Approval”).

5.3.	Re-inspection. Buyer acknowledges having previously inspected the Rig on or about February 27, 2005. Buyer shall have the right to re-inspect (the “Re-inspection”) the Rig as set forth herein. Buyer may conduct the inspection directly or through a third party inspector selected by, and for the account of, Buyer. Buyer shall for a period of twenty-one (21) days from the date hereof (the “Re-inspection Period”) have the right to reject the Rig for any reason, in Buyer’s sole discretion, to the extent Buyer strictly conforms to the notice and timing provisions set forth in this Article 5.3. If Buyer decides to reject the Rig (a “Rejection”), Buyer must so notify Seller by the end of the Re-inspection Period. Buyer shall be deemed to have accepted the Rig if Buyer fails to so provide notice of the Rejection. If Buyer delivers a Rejection, (i) the sale of the Rig shall terminate immediately, (ii) Seller shall be entitled to retain Two Hundred Fifty Thousand U.S. Dollars (US $250,000) of the Deposit (the “Non-Refundable Portion”) and shall promptly refund to Buyer the remaining One Million Seven Hundred Fifty Thousand United States Dollars (US $1,750,000) (the “Refundable Portion”), (iii) Seller shall retain interest actually accrued, if any, on the Non-Refundable Portion, and Buyer shall be entitled to interest actually accrued, if any, on the Refundable Portion, and (iv) neither party shall have any further obligation hereunder, except for those indemnity and other obligations that expressly survive the termination hereof.

5.4.	Removal or Substitution of Equipment. Seller shall not remove, replace or substitute any of the Required Components.

6.	CONDITIONS PRECEDENT

6.1.	Buyer’s Conditions Precedent. The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing are, in all respects, subject to satisfaction or waiver by Buyer of the below-listed conditions precedent:

(a)	The Rig shall be jacked-up in the same manner as at the Re-inspection and in the condition required pursuant to Article 5.1, and the Rig shall be free from Liens other than Permitted Liens;

(b)	The representations and warranties of Seller set forth in Article 4.3 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date and Seller shall have complied with all material covenants and agreements of Seller contained herein through the Closing Date; and

(c)	The obtainment of any authorization, license, or approval required under applicable laws to consummate the transaction contemplated by this Agreement, including without limitation the MARAD Approval.

6.2.	Seller’s Conditions Precedent. The obligations of Seller to consummate the transactions to be performed by it in connection with the Closing are, in all respects, subject to satisfaction or waiver by Seller of the below-listed conditions precedent:

(a)	The representations and warranties of Buyer set forth in Article 4.2 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date and Buyer shall have complied with all material covenants and agreements of Buyer contained herein through the Closing Date; and

(b)	The obtainment of any authorization, license, or approval required under applicable laws to consummate the transaction contemplated by this Agreement, including without limitation the MARAD Approval.

7.	CLOSING

7.1	Closing. Subject to the other terms and conditions of this Agreement, Seller shall sell and Buyer shall purchase the Rig, and the Closing shall be held at 9 a.m., local time at the offices of Seller in Houston. The Closing shall take place three (3) Business Days after the satisfaction or appropriate waiver of all of the closing conditions set forth in Article 6 but in any event not later than July 31, 2005 (“Outside Date”); provided that, subject to the provisions of Article 10, if a Partial Loss (as defined therein) has occurred with respect to the Rig and Seller has elected to make repairs pursuant to Article 10.2, the Closing shall take place on the third Business Day following the date of completion of the pertinent repairs. In the event the Closing has not occurred by the Outside Date or the date described in the preceding sentence regarding repairs, Seller or Buyer may terminate this Agreement by providing notice to the other; provided, that such termination shall be without prejudice and in no way affect, or act as a bar to or wavier of, any rights which any party may have hereunder; and provided further, that the party attempting to terminate this Agreement may not be in breach of any of its material representations, warranties, covenants or agreements contained herein.

7.2	Documents to be Delivered by Seller and Buyer. On the Closing Date, representatives of Seller and Buyer shall meet as contemplated above for the purpose of completing the sale and purchase of the Rig.

(a)	Seller’s Deliveries. Simultaneously with Closing Payment and delivery of the items described in Article 7.2(b) below, Seller shall deliver to Buyer the following with respect to the Rig:

1.	A notarized bill of sale for the Rig sufficient to transfer title to Buyer pursuant to the requirements of the Panamanian Registry and substantially in the form attached hereto as Exhibit “B” (the “Bill of Sale”).

2.	Any technical or regulatory documentation pertaining to the Rig which Seller may have in their possession and which is not already aboard the Rig, including, without limitation, ABS certificates, loadline certificates, radio licenses, and engineering drawings; provided, however, that Seller does not represent that it has in its possession any such documentation, does not represent that any documentation that they do have is current, valid or correct, and does not represent that the Rig is capable of obtaining any needed documentation. Buyer shall also be entitled to retain a hard copy of any of the Rig’s historical preventive maintenance records that are onboard the Rig.

3.	A certified copy of the resolutions of Seller’s board of directors authorizing the sale of the Rig for the Sale Price and the other transactions contemplated herein and authorizing the issuance of a power of attorney in favor of Seller’s representatives and authorizing such representative(s) to sign all necessary documents relating to such transactions.

4.	A fax copy or original of a Transcript of Registry dated on the Closing Date showing the Rig to be free from registered Liens or other registered encumbrances.

(b)	Buyer’s Deliveries. Simultaneously with delivery of the Rig as contemplated herein and the items set forth in Article 7.2(a) above, Buyer shall pay and deliver to Seller in full and free of bank charges the following with respect to the Rig:

1.	The Closing Payment.

2.	A certified copy of the resolutions of Buyer’s board of directors and shareholders authorizing the purchase of the Rig for the Sale Price and the other transactions contemplated herein and authorizing the issuance of a power of attorney in favor of the representatives of Buyer and authorizing such representative(s) to sign all necessary documents relating to such transactions.

3.	A Certificate of Good Standing of Buyer dated within three (3) Business Days of the Closing Date.

(c)	Other Actions to be Taken at Closing. The parties shall take the following actions at Closing:

1.	Seller and Buyer shall execute and deliver the Certificate of Acceptance as contemplated in Article 8 below.

8.	DELIVERY

Concurrently with the delivery of the Bill of Sale, (i) Seller shall deliver to Buyer, and Buyer shall accept from Seller, the Rig, and (ii) each party shall acknowledge such delivery and acceptance by executing and delivering the Certificate of Acceptance. The Rig shall be delivered at its current location in Ajman Port, UAE, it being understood that the Shore-Based Items comprising part of the Rig shall be delivered in their current on-shore location in Ajman Port. The risk of loss, and title to the Rig, shall pass to Buyer as of the Closing Time. In respect of that property, if any, forming part of the Rig which does not fall within the Bill of Sale, Seller and Buyer hereby agree that title shall be deemed to pass as at the Closing Time without further documentation or action by either party.

9.	[Not Used]

10.	INTERIM PERIOD

10.1	Total Loss. If during the period between the date hereof and the Closing Time (the “Interim Period”), there is an actual total casualty loss, constructive total casualty loss or compromised total casualty loss, including, without limitation, by governmental or private seizure or arrest, forced sale or other involuntary transfer (collectively, a “Total Loss”) of the Rig, this Agreement shall terminate and the Deposit shall be returned to Buyer, which shall be Seller’s sole obligation.

10.2	Partial Loss.

(a)	If during the period between the date hereof and Closing Time, the Rig suffers loss or damage which is not a Total Loss (a “Partial Loss”), then the terms of this Article 10.2 shall apply. In such event, Seller shall provide notice to Buyer of such Partial Loss and:

1.	If Seller reasonably believes it can complete the work necessary to cause the Rig to meet the Rig condition standards specified herein (“Repair Work”) prior to the Outside Date, Seller shall either (i) notify Buyer that Seller will perform the Repair Work, in which case the Closing shall be delayed for that period of time required to complete the Repair Work, or (ii) notify Buyer that Seller does not intend to perform the Repair Work, in which case the provisions of 10.2(a)(2) and (3) shall apply;

2.	If Seller reasonably believes that it cannot complete the Repair Work prior to the Outside Date or if Seller notifies Buyer that it does not intend to perform the Repair Work, and the parties are able to agree in writing on the costs of such Work or other acceptable Sale Price reduction within 15 Business Days of Buyer’s receipt of notice pursuant to this Article 10.2(a), the Sale Price shall be reduced by such agreed amount and the sale shall be completed as soon as reasonably practicable; or

3.	If Seller reasonably believes it cannot complete the Repair Work prior to the Outside Date or if Seller notifies Buyer that it does not intend to perform such Work, and the parties are unable to agree in writing on the costs of the Repair Work or other acceptable Sale Price reduction within time period specified in Article 10.2(a)(2), then the Rig shall be treated as having suffered a Total Loss and the provisions of Article 10.1 shall apply.

(b)	The parties agree that a partial loss or damage which would reasonably be expected to cost less than One Hundred Thousand United States Dollars (US$100,000) to repair (“De Minimis Damage”) shall not be considered a Partial Loss and shall not require any correction or remediation on the part of Seller hereunder, whether pursuant to Articles 5.1 or 10 or otherwise.

(c)	In the event (i) a Deficiency exists that is the result of missing Required Components, (ii) such Deficiency is not a Partial Loss, and (iii) the cost to replace all of the missing Required Components is reasonably expected to be greater than One Hundred Thousand United States Dollars (US$100,000), then Seller shall be obligated to deliver the Required Components or substantially equivalent items that are reasonably acceptable to Buyer. In the event (i) a Deficiency exists that is the result of missing Required Components, (ii) such Deficiency is not a Partial Loss, and (iii) the cost to replace all of the missing Required Components is not reasonably expected to be greater than One Hundred Thousand United States Dollars

(US$100,000), then Seller shall not be obligated to deliver the missing Required Components (whether pursuant to Articles 5.1 or 10 or otherwise) and the parties will be obligated to continue with the sale hereunder.

11.	INDEMNITY AND LIABILITY

11.1.	Buyer’s Personnel and Property. Buyer shall defend, release, indemnify and hold harmless Seller, its Affiliates, subcontractors and the respective officers, directors, agents, employees of any of the foregoing, from and against all liens, claims, demands, causes of action, liability, damages, costs, expenses or losses (including, but not limited to, attorneys’ fees) (collectively, “Damages”) attributable to, or for or on account of injury to or illness or death of employees, invitees and/or agents of Buyer and its Affiliates and contractors, or loss of or damage to property of Buyer, its Affiliates and contractors (including the Rig on or after the Closing Time) which arise from, are incident to or result directly or indirectly from the presence of employees, contractors, invitees and/or agents of Buyer or its Affiliates on the Rig.

11.2.	Seller’s Personnel and Property. Seller shall defend, release, indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors, employees and agents, from and against all Damages attributable to, for or on account of injury to or illness or death of employees, invitees and/or agents of Seller, their Affiliates and contractors or loss of or damage to property of Seller (including the Rig prior to the Closing Time), its Affiliates and contractors which arise from, are incident to or result directly or indirectly from the presence of employees, contractors, invitees and/or agents of Seller on the Rig.

11.3.	Seller’s Other Indemnities. Subject to Articles 11.1 and 11.2 above, the other provisions of this Agreement, including without limitation Article 13, Seller shall release, indemnify, defend and hold Buyer harmless from and against any Damages arising out of or in connection with:

(a)	the Rig or the operation of the Rig to the extent the alleged event giving rise to such claim occurred prior to the Closing Time;

(b)	any breach of any of the representations or warranties made by Sellers in Article 4.3 or any breach by Seller of any of the covenants or agreements set forth in this Agreement; and

(c)	any Permitted Lien.

11.4.	Buyer’s Other Indemnities. Buyer shall release, indemnify, defend and hold Seller harmless from and against any Damages arising out of or in connection with:

(a)	the Rig or the operation of the Rig to the extent the alleged event giving rise to such claim occurred on or after the Closing Time (provided that, for the avoidance of doubt, the indemnity described in this Article 11.4(a) shall in no way relieve Seller of its obligations set forth in Article 11.3(c) and shall be subject to such indemnity of Seller); and

(b)	any breach of any of the representations or warranties made by Buyer in Article 4.2 or any breach by Buyer of any of the covenants or agreements set forth in this Agreement.

11.5.	Indemnification Notices for Non-Third Party Claims. If any party claiming indemnification (an “Indemnified Party”) is seeking indemnification under this Agreement with respect to Damages other than a Third-Party Claim (as defined in Article 11.6 below) from a party owing a duty of indemnification hereunder (the “Indemnifying Party”), the Indemnified Party must give notice of the claim to the Indemnifying Party describing in reasonable detail the nature of the claim, an estimate of the loss or damages attributable to the claim (which estimate will not be conclusive or binding) and the basis for the Indemnified Party’s request for indemnification hereunder. If the Indemnifying Party does not respond within a 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Agreement. Any indemnity claims pursuant to Articles 11.3(b) and 11.4(b) must be made prior to the end of the applicable survival period, if any.

11.6.	Third Party Claims. All claims for indemnification under this Agreement with respect to Damages claimed or asserted by a third party against an Indemnified Party (that third-party claim or assertion, a “Third-Party Claim”) shall be asserted and resolved as this Article 11.6 provides.

(a)	An Indemnified Party claiming indemnification in respect of a Third-Party Claim must promptly (i) notify the Indemnifying Party of any Third-Party Claim asserted against the Indemnified Party that could reasonably give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, an estimate of the amount of damages attributable to that claim to the extent feasible (which estimate will not be conclusive or binding) and the basis for the Indemnified Party’s request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice will not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third-Party Claim, except to the extent that the resulting delay is materially prejudicial to the defense of that claim. Within 30 days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party must notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 11 with respect to that Third-Party Claim and (ii) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third-Party Claim, whether the Indemnifying Party elects, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third-Party Claim.

(b)	If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party will have the right to defend, at its sole cost and expense, that Third-Party Claim by all appropriate proceedings, which proceedings the Indemnifying Party must prosecute diligently to a final conclusion or settle at its discretion in accordance with this Article 11.6, and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to that Third-Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third-Party Claim; provided, however, that the Indemnifying Party will not enter into any settlement with respect to any Third-Party Claim that purports to limit the activities of, or otherwise restricts in any way, any Indemnified Party or any Affiliate of any Indemnified Party without the prior consent of that Indemnified Party (which consent shall not be unreasonably withheld). The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party deems necessary or appropriate to protect its interests or those of the Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim the Indemnifying Party controls under this Article 11.6 and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at its sole cost and expense and, on its receipt of written notification of that employment, the Indemnifying Party will not have the right to assume or continue the defense of that action on behalf of the Indemnified Party.

(c)	If the Indemnifying Party (i) within the Election Period (A) disputes its potential liability to the Indemnified Party under this Article 11, (B) elects not to defend the Indemnified Party under Article 11.6(a), or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party under Article 11.6(a), or (ii) elects to defend the Indemnified Party under Article 11.6(a), but fails diligently and promptly to prosecute or settle the Third-Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third-Party Claim by all appropriate proceedings, which proceedings the Indemnified Party must promptly and vigorously prosecute to a final conclusion or settle. The Indemnified Party will have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 11 and if that dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense under this Article 11 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses of that litigation. The Indemnifying Party may participate in, but not control, any defense or settlement the Indemnified Party controls under this Article 11.6(c), and the Indemnifying Party will bear its own costs and expenses with respect to that participation.

(d)	Payments of all amounts owing by an Indemnifying Party under this Article 11 relating to a Third-Party Claim will be made within 30 days after the latest of (i) the settlement of that Third-Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third-Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of that Third-Party Claim.

11.7.	General Indemnity and Liability Provisions.

(a)	Application of Indemnities. All of the indemnities and allocations of risk contained in this Article 11 or elsewhere in this Agreement shall apply (to the extent permitted by law) notwithstanding the negligence, gross negligence or willful misconduct of any person or party, strict liability, liability imposed by statute, or any other breach of obligation of any person or any other event or condition. Indemnitees shall be entitled to reasonable attorneys’ fees incurred in asserting or enforcing the indemnities granted herein.

(b)	Consequential Damages. In no event shall either Seller, on the one hand, and Buyer, on the other, be liable to the other for loss of profit, business, or use, business interruptions or any special, indirect or consequential damages suffered by the other party resulting from or arising out of this Agreement, however same may be caused. The foregoing shall not affect the indemnity obligations for Third-Party Claims set forth in this Article 11.

(c)	Recouped Amount. If, after an indemnity payment is made under this Article 11 by an Indemnifying Party (an “Indemnity Payment”) to an Indemnified Party, any Indemnified Party receives, directly or indirectly, any refund, rebate, credit, settlement or other payment or amount from any person relating to such Indemnity Payment (a “Recouped Amount”) which was not included in the Indemnifying Party’s favor when calculating the Indemnity Payment, the Indemnified Party shall promptly inform the Indemnifying Party and pay an amount equal to the Recouped Amount to the Indemnifying Party. In addition, if any Indemnified Party becomes aware of circumstances that could reasonably give rise to a Recouped Amount, the Indemnified Party shall promptly so notify the Indemnifying Party and shall use commercially reasonable efforts to collect and obtain such potential Recouped Amount.

12.	ASSIGNMENT

This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, however, that Buyer shall be entitled to assign this Agreement to an Affiliate (“Buyer Assignee”) of Buyer (“Permitted Assignment”) in the manner and under the terms set forth herein. Buyer shall notify Seller on or prior to the date of any Permitted Assignment. In the event of the Permitted Assignment, Buyer shall remain directly responsible for all obligations of Buyer hereunder and further cause Buyer Assignee to fully comply with the terms hereof, it being the understanding and agreement of the parties that Buyer shall in no way be relieved of any liability or responsibility hereunder.

13.	TAXES AND FEES

Seller shall bear (i) all Taxes that relate to the ownership, operation or storage of the Rig prior to the Closing Time and (ii) all Taxes assessed against Seller on account of the sale or transfer of the Rig to Buyer. Buyer shall bear (i) all Taxes that relate to the ownership, operation or storage of the Rig after the Closing Time and (ii) all Taxes assessed against Buyer on account of the sale or transfer of the Rig to Buyer. Each party shall defend, indemnify and hold the other party harmless from and against all such Taxes for which the indemnifying party is responsible under this Article 13. Notwithstanding the foregoing, any Taxes, fees and expenses in connection with the registration under Buyer’s flag shall be for Buyer’s account, whereas similar charges in connection with the closing of the Seller’s registry shall be for Seller’s account.

14.	CHOICE OF LAW

The parties agree that this Agreement shall be governed by and construed in accordance with general maritime laws of the United States, and, to the extent such maritime laws cannot be applied, the laws of the State of Texas.

15.	BROKERAGE

Seller, on the one hand, and Buyer, on the other hand, each agree to indemnify the other from and against all loss, cost, damage, or expense arising out of claims for any other fees or commissions of brokers or agents, if any, employed or alleged to have been employed in connection with the sale and purchase provided for herein by the Indemnifying Party.

16.	COST OF THE TRANSACTION

Whether or not the transactions contemplated hereby shall be consummated, the parties agree that each party will pay the fees, expenses and disbursements of such party and its agents, representatives, and counsel incurred in connection with the subject matter of this Agreement. Without limiting the generality of the foregoing, Buyer shall bear the costs incurred by it in carrying out any of its inspections including without limitation the Re-inspection.

17.	NOTICES

Any notice, demand or communication required, permitted or desired to be given hereunder must be given in writing and shall be deemed effectively given upon receipt and shall be personally delivered, telecopied or mailed by prepaid certified mail, return receipt requested, addressed as follows:

Seller	Transocean Offshore Deepwater Drilling Inc.
Attn: General Counsel
Four Greenway Plaza
Houston, Texas 77046, U.S.A.

Telecopy: (713) 232-7600

Buyer	Hercules Offshore LLC
Attn: Steven Manz, Chief Financial Officer
2929 Briar Park Drive, Suite 435
Houston, Texas 77042

Telecopy: (713) 952-4342

or to such other address, and to the attention of such other person or officer, as any party may designate by notice.

18.	ENTIRE AGREEMENT/AMENDMENT

This Agreement supersedes all previous agreements, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the sale of the Rig. As between or among the parties, no oral statements, prior correspondence, schedules, lists, brochures, drawings or written material of any kind not specifically incorporated herein shall be of any force and effect, and shall not be relied upon by the other party. All prior representations or agreements, whether written or verbal, not expressly incorporated herein, are superseded and no changes in or additions to this Agreement may be made by either party except in a writing signed by both parties hereto.

19.	MARKINGS

Buyer shall ensure that any markings on the outer part of the Rig bearing the flag name or registration number of the Rig shall be removed or deleted as soon as possible but no later than 120 days from the Closing Date, but in no event later than the first date on which the Rig undertakes any activities pursuant to any drilling contract.

20.	GENERAL

20.1	The invalidity, illegality or unenforceability of any provision or any part of any provision of this Agreement shall not affect the continuation in force of such other part or the remainder of this Agreement.

20.2	No amendment or variation to this Agreement shall be valid unless agreed in writing by each of the parties hereto.

20.3	This Agreement may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all of which shall together constitute one and the same instrument.

20.4	All representations and warranties contained in this Agreement shall survive the Closing, provided that no representation or warranty of either Seller or Buyer shall be valid after one (1) year following the Closing, except in the case of fraud in which case such a representation or warranty shall survive indefinitely.

20.5	The provisions of Article 11 and any other provision which, due to their nature should reasonably be expected to survive, shall survive any termination of the Agreement.

20.6	Neither Party shall be in breach of its obligations (other than its obligation to pay money) to the extent it is prevented or hindered by Force Majeure. “Force Majeure” shall be any condition which is beyond the reasonable control of a party and not reasonably foreseeable at the time of the signature of this Agreement, and shall include (but not be limited to) acts of war, acts of God, strikes but shall not include mere financial distress or inability to pay on the part of either party. When, due to termination of such Force Majeure, such performance is no longer impossible, the party affected thereby shall immediately resume such performance under this Agreement; provided, however, if such event of Force Majeure shall continue for thirty days beyond the Outside Date or, if a Partial Loss has occurred which will be repaired by Seller, the date estimated by Seller on which such repairs will be completed, either party shall have the right to terminate this Agreement by providing notice to the other party. In the event this Agreement is terminated pursuant to this paragraph, each party shall be released from its obligations hereunder (but without prejudice to any rights accrued prior to the date of termination) and the Deposit, together with any interest actually accrued thereon, if any, shall be returned to Buyer.

20.7	Buyer may, at its option and expense, place a reasonable number of representatives on board the Rig at any time and from time to time during the term of this Agreement. Buyer shall coordinate with Seller with regard to the timing and method of travel to the Rig. All such representatives shall be subject to any and all safety and other rules in effect on the Rig. Without affecting the indemnity obligations or liabilities of Buyer hereunder, in the event any such representatives are placed on board the Rig, Buyer shall at Buyer’s expense furnish Seller with a certificate of insurance evidencing insurance to cover the indemnity given to Seller in Article 11.1 prior to the first of any such representatives boarding the Rig.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers, all as of the day and year first above written.

TRANSOCEAN OFFSHORE		HERCULES OFFSHORE LLC
DEEPWATER DRILLING INC.

By:	/s/ Robert Saltiel	By:	/s/ Randall D. Stilley
Name:	Robert Saltiel	Name:	Randall D. Stilley
Title:	Vice President, Marketing & Planning	Title:	Manager

EXHIBIT “A”

Certificate of Acceptance of Delivery

We, the undersigned, Transocean Offshore Deepwater Drilling Inc., a Delaware corporation (“Seller”), declare to have delivered, and we, the undersigned, Hercules Offshore LLC, a Delaware limited liability company (“Buyer”), declare to have accepted, in accordance with the terms and conditions of the Rig Sale Agreement dated                      (“Agreement”), the jackup known as the Transocean Jupiter being of Panamanian registry, Patente No. 1922690F, together with all equipment and spare parts related thereto, all as more particularly described in the Agreement at Ajman Port, U.A.E. at                      a.m./p.m. Houston, Texas time, on this      day of                     , 2005.

TRANSOCEAN OFFSHORE	HERCULES OFFSHORE LLC
DEEPWATER DRILLING INC.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT “B”

Form of Bill of Sale

BILL OF SALE

Vessel Name:	Transocean Jupiter
Port of Registry:	Panama
Patente No.:	1922690F
Type of the Vessel:	Self Elevating MODU
Gross Tons:	5,425

We, Transocean Offshore Deepwater Drilling Inc., a Delaware corporation (hereinafter called “the transferors”), in consideration of the sum of One United States Dollar (US$ 1) and other good and valuable consideration paid to us by Hercules Offshore LLC, a Delaware limited liability company (hereinafter called “the transferee”), the receipt whereof is hereby acknowledged, hereby sell, transfer and convey the Vessel above particularly described, and in her appurtenances, to the said transferee.

Further, we, the said transferors for ourselves and our successors covenant with the said transferee and its assigns, that we have power to transfer in the manner aforesaid the premises hereinbefore expressed to be transferred, and that the same are free from all encumbrances, mortgages, maritime liens and any other debts whatsoever except for Permitted Liens, as described in that certain Rig Sale Agreement dated                     , 2005 between the transferors and the transferee.

IN WITNESS WHEREOF we have hereunto set our hand this      day of                      2005.

TRANSOCEAN OFFSHORE DEEPWATER DRILLING INC.

By:
Name:
Title:

[NOTARIAL ACKNOWLEDGEMENT]

Schedule A

Major Equipment Items and Systems

Item	Quantity
1. Jacking System	1
2. Raw Water System	1
3. Anchor Winches	4
4. Cranes, Revolving	2
5. Air Hoist/Derrick Winches	4
6. Helicopter Landing Deck	1
7. Water Distillation Unit	2
8. Derrick / Mast	1
9. Racking Platform	1
10. Drawworks	Continental Emsco
11. Auxiliary Brake	Elmagco 6032
12. Crown Block	1
13. Traveling Block	1
14. Hook	1
15. Swivel	1
16. Dead Line Anchor	1
17. Diesel Engines	4 Caterpillar D399
18. AC – Generator	3
19. SCR System	4
20. Air Compressors	3
21. Emergency Generator	1 Caterpillar/3306TA
22. Emergency AC - Generator	1
23. Ram Type Preventer	13 5/8 ” Cameron
24. Annular Preventer	13 5/8” Hydril
25. Accumulator Unit	Koomey
26. Choke Manifold	1
27. BOP Hoist System	2
28. Mud Pumps	2 Continental Emsco FB 1600
29. Shale Shakers	3
30. Desander	1
31. Mud Cleaner	1
32. Mud/Gas Separator (Poor Boy)	1
33. Degasser	1
34. Bulk Silos	8
35. Lifeboats	2
36. Liferafts	5
37. Drill Pipe	Quantity Not Known or Guaranteed

Schedule A-1

Third Party Equipment

None